EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-100453) on Form S-8 of Quotemedia, Inc. of our report dated March 31, 2017, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Quotemedia, Inc. for the year ended December 31, 2017.

/s/ Hein & Associates LLP

Denver, Colorado

April 11, 2018